EXHIBIT 99
                                                                      ----------


April 1, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549



Commissioners:

We have read National Datacomputer Inc.'s statements included in Part III of its Form 12(b)-25 dated April 1, 2003. We confirm that we were notified of the acceptance of our proposal to be appointed as the Company's independent public accountants on March 21, 2003 and, after completion of our client acceptance procedures, commenced our audit work on March 31, 2003.



Very truly yours,


BDO Seidman, LLP
Boston, Massachusetts